Exhibit 99.1

Jack in the Box Inc. Announces Intentions to Sell Quick Stuff®

SAN DIEGO--(BUSINESS WIRE)--October 16, 2008--Jack in the Box Inc. (NYSE: JBX) today announced that at a regularly-scheduled meeting of its Board of Directors held in September, the Board approved plans to sell the company’s Quick Stuff® convenience stores. There are currently 61 Quick Stuff locations, each built adjacent to a full-size Jack in the Box® restaurant and including a major-brand fuel station. The company does not intend to sell the Jack in the Box restaurants adjoining these stores.

Linda Lang, chairman and chief executive officer, said, “The Board and management of Jack in the Box agreed that by selling Quick Stuff, we can focus on maximizing the potential of our Jack in the Box and Qdoba® brands. We appreciate the dedication of all of our Quick Stuff associates, and will look to them to assist in a smooth transition during this process.”

The sale of Quick Stuff is not expected to have a material impact on ongoing earnings. There can be no assurance that a transaction will be consummated at a value acceptable to the company.

About Jack in the Box Inc.

Jack in the Box Inc. (NYSE: JBX), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,100 restaurants in 18 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 400 restaurants in 40 states. The company also operates a proprietary chain of convenience stores called Quick Stuff®, with 61 locations, each built adjacent to a full-size Jack in the Box restaurant and including a major-brand fuel station. For more information, visit www.jackinthebox.com.

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, 858-571-2407
or
Media Contact:
Brian Luscomb, 858-571-2291